                                                Filed pursuant to Rule 424(b)(3)

                                                               File # 333-104055

                FOURTH PROSPECTUS SUPPLEMENT DATED APRIL 5, 2004

                                       TO

                          PROSPECTUS DATED MAY 21, 2003

                                5,000,000 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

         This prospectus supplement supplements the prospectus dated May 21, 2003 of Champion Enterprises, Inc. ("Champion") relating to 5,000,000 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 5, 2004.



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         The section of the Prospectus under the heading "Selling Shareholders"
is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated April 5, 2004 and reflects selling shareholder information as of that date.

                                                                            Shares of Common Stock
                                                                      -----------------------------
                                                                                                      Percent
                                                                                                        of
                                                                       Beneficially                    class
                                Present Positions, Offices or          owned as of      Offered        owned
                            Relationships with the Company and its     date of this     by this        after
          Name                Affiliates During the Past 3 Years        Prospectus     Prospectus     Offering
          ----                ----------------------------------        ----------     ----------     --------
                                             (4)                           (5)                          (6)
John Bushman (1)          Consultant                                          45,804     1,160,388       *

ICA Group, Inc. (2)       N/A                                                 52,842     1,368,590       *

Investment Corp. of       N/A                                                 20,815       539,099       *
America (2)

Ed Lasater (3)            President                                           55,731       385,770       *

Roger Lasater (3)         Senior Vice President Sales & Marketing             65,124       249,185       *
                          for Champion Enterprises, Inc.
                          Formerly, EVP A-1 Homes Group LP,
                          President, Western Region Retail of
                          Champion Enterprises, Inc., President of
                          Genesis Homes

Jeff Bushman (1)          Formerly, Regional Vice President                   11,701       303,058       *

Gary Chipman              Regional Vice President                             10,712       212,698       *

Jim Kirk                  Formerly, Regional Vice President of                21,254       209,890       *
                          Homes America of Arizona, Inc.

Harvey Andrews            Formerly, General Manager                            6,043       156,525       *

Brad Bushman (1)          Formerly, General Manager Wholesale                  4,987       129,185       *
                          Division

Sandy Tucker              General Manager                                      2,746        32,293       *

Mike McGinnis             Director of Training                                 5,469        94,713       *
                          Formerly, General Manager

Ben Spector               Formerly, General Manager                            2,299        59,560       *

Gay Clary                 Formerly, General Manager                              200         5,193       *

Andy Lasater (3)          Executive Vice President                             5,487        51,473       *

Ron Borders               Formerly, Salesman, General Manager                    615        15,943       *

Eddie Harrison            Regional Vice President                              4,615        26,437       *
                          Formerly, General Manager


* Less than 1%

(1) John Bushman is the father of Jeff Bushman and Brad Bushman. Each of these three disclaims beneficial ownership of the shares held by the other two.


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(2)  ICA Group, Inc. and Investment Corp. of America are both privately owned corporations. John Bushman, through the C&J Revocable Trust owns 84% of the common stock of each corporation and Ed Lasater owns the remaining 16%.

(3) Ed Lasater, Roger Lasater and Andy Lasater are all brothers. Each of these three disclaims beneficial ownership of the shares held by the other two.

(4) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, LP, a subsidiary of Champion Enterprises, Inc.

(5) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder under the Convertible Promissory Notes.

(6) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.



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